FORESIDE FUND SERVICES, LLC

DEALER AGREEMENT

ARDIAN ACCESS SECONDARY

INFRASTRUCTURE FUND LLC

This agreement is made and effective as of this    day of       , 20 , by and between Foreside Fund Services, LLC (“Distributor”) and        (“Dealer” and, together with Distributor, the “Parties”);

WHEREAS, Ardian Access Secondary Infrastructure Fund LLC (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue units of beneficial interest (“Units”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Units pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund with respect to certain classes (“Classes”) of Units as set forth below;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Dealer. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all Applicable Laws (as defined below) and (ii) the terms of the Fund’s prospectus and statement of additional information, as they may be amended, restated or supplemented from time to time (collectively, the “Prospectus”). Dealer agrees that (i) Dealer is responsible for determining whether an investment in Units is suitable for or in the “best interests” of its customers under Applicable Laws (as defined below) and (ii) Distributor has no responsibility for any such determination.

Dealer represents and warrants that it (i) is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”) and shall notify the Distributor and the Fund immediately in the event Dealer’s status as a member of FINRA or SIPC changes; (ii) has compliance procedures reasonably designed to ensure that its customers are made aware of the terms of the Units; (iii) is not and during the term of this agreement will not (x) be in violation of any Applicable Laws (as defined below) or (y) offer and sell the Units in contradiction of the terms and conditions described in the Prospectus; (iv) has been duly formed, and will at all times continue to maintain in full force and effect, all requisite power and authority, all necessary authorizations, approvals, orders, licenses, registrations, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to perform its obligations under this Agreement; (v) will make offers of Units only in the jurisdictions in which the Units are registered for sale or are otherwise qualified for sale, and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell the Units in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without the Distributor’s prior written approval. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases the Units from or through Dealer, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund. Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Units.

2. Qualification of Units. The Fund will make available to Dealer a list of the states or other jurisdictions in which Units are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Units to its customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Units in any state or other jurisdiction that requires such licensing or qualification in connection with its activities. The Dealer and the Distributor shall have no responsibility to register the Units or make the Units available for sale in any particular state. Dealer is authorized to offer only the following Classes pursuant to this agreement:

3. Orders. All orders Dealer submits for transactions in Units shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Dealer will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Prospectus. As agent for its customers, Dealer shall not withhold placing customers’ orders for any Units for any reason, including to profit Dealer or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Dealer is hereby authorized to place orders with the Fund through the Fund’s transfer agent for the purchase of Units. All purchase orders Dealer submits are subject to acceptance or rejection in the sole discretion of the Fund, and the Fund reserves the right to suspend or limit the sale of Units. Dealer is not authorized to make any representations concerning Units except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to a Fund. All orders that are accepted for the purchase of Units shall be executed at net asset value (“NAV”) per share on the relevant subscription date, as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of closed-end funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Units from or through Dealer, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5. Reports. On a monthly basis, or more frequently upon request by Distributor, the Fund or Ardian US LLC, (the “Adviser”) (collectively, the “Fund Entities”), Dealer shall furnish the requesting entity with a written report describing any amounts payable to Dealer pursuant to this or any other agreement which a Fund Entity might have with Dealer, and the purpose for which such amounts were expended. Dealer shall furnish the requesting Fund Entity with such other information as shall reasonably be requested by a Fund Entity in connection to any fees paid to Dealer. Upon request, Dealer will (i) provide a requesting Fund Entity with Dealer’s most recent industry approved audit control reports, including any System and

Organization Controls (“SOC1”), Statement of Standards for Attestation Engagements No.18 (“SSAE 18”) and/or Financial Intermediary Controls and Compliance Assessment (“FICCA”) report(s) or any future equivalent reports and, to the extent not addressed by the scope of such report(s), (ii) provide reasonable access to Dealer’s facilities and records related to services under this agreement to a Fund Entity or its agents and representatives; and (iii) respond to all reasonable information requests made by a Fund Entity, a governmental body, or a self-regulatory organization. Dealer further agrees to provide each Fund Entity and the respective designees of each, with such information as a Fund Entity or any of their respective designees may reasonably request (including, without limitation, periodic verifications confirming compliance with this agreement), and otherwise cooperate with reasonable requests from a Fund Entity or its designees (including, without limitation, any auditors, legal counsel or agents), in connection with: (i) any audit, regulatory or internal investigation, or examination of a Fund Entity or any of their affiliates; (ii) the preparation of reports to the Fund’s Board concerning this agreement and any monies paid or payable pursuant hereto; and (iii) any reports or filings that may be required by Applicable Laws. Dealer shall promptly notify each Fund Entity in the event that Dealer becomes aware of facts and circumstances that could result in a violation of Applicable Law or that could have a material adverse effect on Dealer’s ability to perform this agreement.

6. Transactions in Units. With respect to all orders Dealer places for the purchase of Units, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Dealer cancels the trade for any reason, Dealer shall be responsible for any loss resulting to the Fund or to Distributor from Dealer’s failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed letter of indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures. Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by a Fund Entity, and Dealer shall indemnify and hold harmless all persons, including any Fund Entity and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Indemnification.

(a) Dealer agrees to indemnify and hold harmless each Fund Entity and each of their officers, directors, agents and employees, the Fund’s custodian, and transfer agent; and any person who controls the Fund with the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any claims, damages, liabilities, expenses (including reasonable attorneys’ fees) and losses (collective, “Losses”) resulting from (i) any negligent act or omission by Dealer or its agents in relation to this agreement; (ii) any breach by Dealer of the terms of this agreement; (iii) any failure by Dealer to comply with Applicable Laws in connection with activities performed under this agreement; (iv) any breach of Dealer’s representations or warranties contained in this agreement; or (v) any unauthorized representation made by Dealer concerning an investment in Units.

(b) Distributor shall indemnify and hold harmless Dealer and Dealer’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to Dealer by Distributor (and used by Dealer on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9. Anti-Money Laundering Compliance.

(a) Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. Dealer shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with AML Laws. Dealer also shall provide for screening its own new and existing customers against the Office of Foreign Assets Control list and any other government list that is or becomes required under the AML Acts.

(b) Dealer represents that it is subject to and has implemented an anti-money laundering compliance program that is consistent with the requirements of 31 U.S.C. § 5318(h) (“AML Program”) and will update such program as necessary to implement changes in applicable laws and guidance. Dealer further represents that its AML Program at a minimum: (1) designates a compliance officer to administer and oversee the program; (2) provides ongoing employee training; (3) includes an independent audit function to test the effectiveness of the AML Program; (4) establishes internal policies, procedures, and controls that are tailored to its particular business; (5) provides for the filing of all necessary AML reports including, but not limited to, currency transaction reports and suspicious activity reports; (6) provides for screening all new and existing customers against the sanctions lists maintained by the United States (including the Office of Foreign Assets Control), European Union, United Kingdom, and United Nations and any other government list that is or becomes required; and (7) allows for appropriate regulators to examine its AML books and records. Dealer represents that it will implement the Dealer’s customer identification program and beneficial ownership procedures in a manner consistent with the AML Laws. Dealer agrees to provide an annual certification that it has complied with this paragraph, including that it has implemented an AML Program and that it continues to perform the requirements of its AML Program. Dealer will not take, or refrain from taking, any action that would cause any Fund Entity to be in violation of applicable AML Laws or sanctions.

10. Privacy. The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11. Clearing Agent. Where Dealer is an introducing broker-dealer for some or all of its customers and has entered into an agreement with a clearing agent (the “Clearing Agent”) as previously disclosed to Distributor or the Fund, pursuant to which the Clearing Agent will perform certain operational functions (including the execution and clearance of trades and the holding of funds and securities on behalf of Dealer’s customers), the following provisions shall apply (and in the event of any conflict between the terms of this paragraph and any other provision of this agreement, the terms of this paragraph shall prevail):

(a) Order Processing. Dealer will transmit to the Clearing Agent all purchase, redemption and exchange orders relating to Units and shall ensure that the Clearing Agent processes such orders on its behalf on the day they are received. References in this agreement to orders or transactions being submitted, transmitted, or placed by Dealer shall include orders or transactions submitted, transmitted, or placed by the Clearing Agent. The Clearing Agent may settle transactions in Units in its capacity as Dealer’s agent. Transactions transmitted or caused to be transmitted to Distributor, or the Fund by Dealer or the Clearing Agent shall only be transmitted for the purpose of filling orders already received from Dealer’s customers. The Dealer shall be responsible for, and, without limitation, shall indemnify each Fund Entity against, any claims or losses related to any failure by Dealer in respect of the accuracy, timeliness and completeness of any orders for purchases, exchanges or redemptions transmitted by Dealer on behalf of customers. Dealer shall not withhold placing orders received from customers so as to profit itself from such withholding. Dealer agrees that it will not make any conditional orders for the purchase or sale of Units and acknowledges that the Fund will not accept conditional orders for Units.

(b) Distribution of Prospectus and Reports. Any requirement in this agreement for Distributor or the Fund to notify, submit, provide, supply, or deliver any item or information to Dealer or Dealer’s agent, including without limitation the Prospectus or marketing materials, shall be satisfied by notification, submission, provision, supply, or delivery to the Clearing Agent.

(c) Confirmations. Dealer agrees to send or cause the Clearing Agent to send confirmations of orders to Dealer’s customers as required by Rule 10b-10 under the 1934 Act or other Applicable Laws.

(d) AML. Dealer represents and warrants that Dealer introduces its customers’ accounts on a fully disclosed basis to the Clearing Agent.

(e) Termination. This agreement shall automatically terminate if (i) the agreement between Dealer and the Clearing Agent with respect to the arrangements under this agreement is terminated; or (ii) (if relevant) any agreement between the Distributor and/or the Fund and the Clearing Agent with respect to the arrangements under this agreement is terminated.

12. Distribution and/or Service Fees.

(a) Subject to and in accordance with the terms of the Prospectus and/or the (i) Distribution and Service Plan (the “Rule 12b-1 Plan”), which operates in a manner consistent with Rule 12b-1 under the 1940 Act, adopted by resolution of the board of directors of the Fund (the “Board”), Distributor shall from time to time pay Dealer or its agent such fees as set forth in the Fund’s Prospectus, for distribution, shareholder or administrative services. Dealer shall furnish sales and marketing services and/or shareholder services to Dealer’s customers who invest in and own Units, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent.

(b) With respect to any payments made under the Rule 12b-1 Plan to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. The Fund reserves the right, without prior notice, to suspend or eliminate such payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s Clearing Agent such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

(c) Any such fee payments shall reflect the amounts described in the Prospectus. Payments will be based on the average daily net assets of Units which are owned by those customers of Dealer whose records, as maintained by the Fund or the transfer agent, designate Dealer’s firm as the customer’s dealer of record. Dealer represents that Dealer is eligible to receive any such payments made to Dealer under the Plans.

(d) Dealer agrees that all activities conducted under this agreement will be conducted in accordance with the Rule 12b-1 Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

(e) In addition to any reporting obligations under Section 5 hereof, upon request, on a quarterly basis, Dealer shall furnish Distributor with a written report describing the amounts payable to Dealer pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Rule 12b-1 Plan and the purposes for which such expenditures were made. Dealer shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Dealer pursuant to this Agreement.

13. Investments by Other Investment Companies. Dealer shall not effect any transaction in Units on behalf of any customer who is an investment company or a company controlled by an investment company, as defined in the 1940 Act or a customer that would be an investment company but for the exclusions from the definition of “investment company” provided under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act (a “Private Fund”). Dealer hereby acknowledges and agrees that Distributor and the Fund may rely on information provided by Dealer concerning a customer’s status as an “investment company” or a Private Fund and that neither Distributor nor the Fund have any obligation to verify the accuracy of that information.

14. Amendments. This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered as Dealer’s main office from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

15. Confidentiality. Each Party shall safeguard and hold confidential from disclosure to any person who is not an Authorized Party all Confidential Information of the other Party. For purposes of this paragraph: the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from, or related to the business of a Party (or, in the case of the Distributor, the business of the Fund, the Adviser or any of their affiliates), but shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of either Party; or (iv) independently developed by one Party without reference to information which is confidential; and the term “Authorized Parties” shall mean the officers, trustees, directors, and employees of Dealer or any Fund Entity, together with their respective affiliates, accountants, auditors, attorneys, agents, or service providers. Nothing herein shall be read to prohibit any party from disclosing any information if, in the opinion of counsel, such disclosure is required by law or regulation or if it is \ requested in connection with an inquiry from a regulator with jurisdiction over the Party.

16. Definition and Protection of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Reg S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”). Each Party will maintain appropriate security measures to protect Customer Information and other Confidential Information. Upon becoming aware of any loss or unauthorized, unlawful, or accidental access, disclosure, use, alteration or destruction of Customer Information (each, a “Security Breach”), each Party, as applicable, will (i) assess and contain the Security Breach; (ii) notify the Fund as soon as possible, but no later than 72 hours after becoming aware of the Security Breach; and (iii) provide detailed information about the Security Breach and any other information the Fund may reasonably request relating to the Security Breach. Each Party, as applicable, will provide reasonable assistance to the Fund with its legal obligations to notify regulators and/or affected individuals about the Security Breach, provided that the Parties shall not make any public announcement or issue any notification regarding a Security Breach without the prior written approval of the Fund, unless it is required to do so by law, in which case it shall provide the Fund reasonable prior notice. Each Party will oversee service providers with access to Customer Information to ensure they implement appropriate safeguards and provide prompt breach notification to each Party or the Fund.

17. Litigation Assistance. Should any Fund Entity be involved in any litigation or government investigation which arises in connection with the services provided under this agreement, Dealer agrees to assist them by providing such information or assistance as may be reasonably required or requested.

18. Insurance. At all times, Dealer shall maintain insurance coverage that is commercially reasonable and customary in light of all its responsibilities hereunder. Such coverage shall, without limitation, insure for losses resulting from the criminal acts or the errors or omissions of Dealer’s employees.

19. Third-Party Beneficiaries. The Dealer acknowledges and agrees that (i) the representations, warranties and undertakings of Dealer pursuant to this agreement are intended for the benefit of each Fund Entity and that (ii) the Fund and the Adviser shall be third-party beneficiaries under this agreement. Dealer agrees that each of the Fund and the Adviser shall be entitled to enforce their rights or any right of the Distributor hereunder.

20. Termination. This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Dealer’s suspension or expulsion from FINRA will automatically terminate this agreement without notice. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement. This Agreement shall continue in effect until terminated as provided herein, or as provided in the Rule 12b-1 Plan or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Rule 12b-1 Plan or the Dealer Agreement, if a Fund closes to new investments, or if Distributor’s Distribution Agreement with the Funds terminates. Following termination of this agreement, no fees shall payable to Dealer pursuant to this agreement; provided, however, that, except in the case of termination by Distributor due to a breach of this agreement by Dealer, Distributor shall remain obligated (subject to Section 12(b) hereof), with respect to any of Dealer’s customer assets that, at the time of termination, have been invested in Units for less than three (3) years, to pay Dealer the fees set forth on Appendix A to the same extent as if this Agreement had not been terminated, until Dealer has received three (3) years’ worth of such fees with respect to any such customer assets.

21. Account closure. Dealer acknowledges and agrees that, in accordance with the terms of the Prospectus, the Fund may close a customer account for any reason permitted or required under the Prospectus.

22. Assignment. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Dealer’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

23. Notices. All notices and other communications to Distributor shall be sent to it at 190 Middle Street, Suite 301, Portland, ME 04101, Attn: Legal Department, or at such other address as Distributor may designate in writing. All notices and other communications to the Fund or the Adviser shall be sent to the address of the Fund as set forth in the Prospectus. All notices and other communications to Dealer shall be sent to it at the address set forth below or at such other address as Dealer may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

24. Authorization. Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

25. Directed Brokerage Prohibitions. Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Dealer for any promotion or sale of Units under this agreement. Distributor also will not directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) of the 1940 Act.

26. Governing Law and Arbitration. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to its conflict of laws principles and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Any dispute arising out of or relating to this agreement, or any applicable addendum or supplement hereto, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure (the “Code”), provided that the Federal Rules of Evidence shall apply. Any arbitration shall be conducted in New York, New York before one independent arbitrator who shall be an expert in the securities industry with at least ten (10) years’ relevant experience. Should the parties fail to reach mutual agreement, FINRA, as an independent third party, will appoint an arbitrator that meets the preceding criteria. The decision of the arbitrator shall be binding and final judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Section 25 shall be interpreted as relieving any party hereto of any indemnification obligation such party may have by operation of Section 8 of this Agreement; provided that, for the avoidance of doubt, any dispute regarding any obligation to provide indemnification under this Agreement shall be governed by this Section 25.

27. Exclusivity. Each party acknowledges that this agreement is not exclusive and that any party may enter into similar arrangements with other entities.

28. Use of Names. Any Fund Entity may disclose Dealer’s name and the existence of the arrangements described in this agreement, including any payments made or to be made hereunder.

29. Miscellaneous. This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Units and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FUND SERVICES, LLC

By:

Name:

Title:

By:

Name:

Title:

Address of Dealer:

Operations Contact:

Name:

Phone:

Email: